EXHIBIT B

MARKET TRANSACTIONS

Trade Date	Amount Purchased	VWAP*	VWAP Price Range
03/25/2024	42,803	$7.1779	$6.88 - $7.32
03/26/2024	81,117	$7.0132	$6.82 - $7.05
03/27/2024	47,073	$7.0147	$6.76 - $7.05
03/28/2024	42,905	$6.9476	$6.82 - $6.97
04/01/2024	18,832	$6.6445	$6.48 - $6.79
04/12/2024	13,005	$6.0132	$5.82 - $6.15
04/15/2024	16,799	$5.8869	$5.85 - $5.95
04/16/2024	16,964	$5.9965	$5.95 - $6.00
04/17/2024	10,881	$5.8501	$5.78 - $5.88
04/18/2024	15,578	$5.9457	$5.85 - $5.95
04/19/2024	7,821	$5.9968	$5.98 - $6.00
04/22/2024	19,651	$5.7908	$5.66 - $5.89
04/23/2024	1,531	$6.2363	$6.22 - $6.25
04/26/2024	92,500	$7.1000	$7.10 - $7.10
05/10/2024	38,737	$5.9200	$5.87 - $6.33
05/16/2024	500,000	$4.5500	$4.55 - $4.55
05/17/2024	60,000	$4.4793	$4.45 - $4.65
05/20/2024	21,477	$4.2751	$4.01 - $4.42
05/21/2024	43,856	$4.5277	$4.26 - $4.85
05/22/2024	23,591	$4.7073	$4.49 - $4.80

* The prices reported in this Column are volume-weighted average prices net of broker commissions/fees. These shares were purchased in transactions at prices that did not exceed the relevant $1 price range. The reporting persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased at each separate price.